                                                                      Exhibit 12

                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

                                                     September 30,    December 31,
                                                         2002             2001
                                                       --------         --------
Short-term debt ...............................        $   36.7             59.3
Current portion of long-term debt .............           136.4            269.7
Long-term debt ................................         2,021.6          2,522.0
                                                       --------         --------
     Total debt ...............................         2,194.7          2,851.0

Minority interests in consolidated subsidiaries            63.1             59.4
Shareholders' equity ..........................         3,111.1          2,707.2
                                                       --------         --------
     Total capitalization .....................        $5,368.9          5,617.6
                                                       ========         ========

Ratio of total debt to total capitalization ...            40.9%            50.8%
                                                       ========         ========